Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2016 Full-Year and Fourth-Quarter Results

ATLANTA, GA — March 14, 2017 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $7.4 billion for the full-year fiscal 2016 ended January 29, 2017, an increase of $316 million, or 4.4 percent, as compared to fiscal 2015.

“I am pleased with the team’s performance in fiscal 2016. We delivered growth and solid cash flow while simultaneously transforming our business capabilities,” stated Joe DeAngelo, Chairman and CEO of HD Supply. “We are intensely focused on controllable execution that contributes to the success of our customers and I am encouraged with our momentum in 2017.”

Gross profit increased $143 million, or 6.0 percent, to $2,532 million for the full-year fiscal 2016 as compared to $2,389 million for the full-year fiscal 2015.  Gross profit was 34.0 percent of Net sales for the full-year fiscal 2016, up approximately 50 basis points from 33.5 percent of Net sales for the full-year fiscal 2015.

Operating income increased $54 million, or 7.3 percent, to $791 million for the full-year fiscal 2016 as compared to $737 million for the full-year fiscal 2015. Operating income as a percentage of Net sales was 10.6% percent for the full-year fiscal 2016, up approximately 30 basis points from 10.3 percent for the full-year fiscal 2015.

Net income decreased $1,276 million, to $196 million for the full-year fiscal 2016 as compared to $1,472 million for the full-year fiscal 2015. Net income per diluted share decreased $6.34 to $0.97 for the full-year fiscal 2016 as compared to $7.31 for the full-year fiscal 2015. Net income for full-year fiscal 2015 included a $1,007 million tax benefit resulting from the reversal of the deferred tax asset valuation allowance, a $189 million non-cash tax credit from the settlement of an IRS audit, and a $186 million pre-tax gain on the sale of the Power Solutions business unit.

Adjusted EBITDA increased $45 million, or 5.1 percent, to $921 million for the full-year fiscal 2016 as compared to $876 million for the full-year fiscal 2015. Adjusted EBITDA as a percentage of Net sales was 12.4 percent for the full-year fiscal 2016, up approximately 10 basis points from 12.3 percent for the full-year fiscal 2015.

Adjusted net income increased $181 million, or 51.6 percent, to $532 million for the full-year fiscal 2016 as compared to $351 million for the full-year fiscal 2015.  Adjusted net income per diluted share was $2.63 in the full-year fiscal 2016, as compared to $1.74 in the full-year fiscal 2015.

Fourth-Quarter 2016 Results

Net Sales increased $50 million, or 3.2 percent, to $1,634 million for the fourth quarter of fiscal 2016 as compared to $1,584 million for the fourth quarter of fiscal 2015.

Gross profit increased $26 million, or 4.9 percent, to $560 million for the fourth quarter of fiscal 2016 as compared to $534 million for the fourth quarter of fiscal 2015. Gross profit was 34.3 percent of Net sales for the fourth quarter of fiscal 2016, up approximately 60 basis points from 33.7 percent of Net sales for the fourth quarter of 2015.

Operating income increased $14 million, or 10.7 percent, to $145 million for the fourth quarter of fiscal 2016 as compared to $131 million for the fourth quarter of fiscal 2015. Operating income as a percentage of Net sales was 8.9 percent for the fourth quarter of fiscal 2016, up approximately 60 basis points from 8.3 percent for the fourth quarter of fiscal 2015.

Net income decreased $819 million to $52 million for the fourth quarter of fiscal 2016 as compared to $871 million for the fourth quarter of fiscal 2015. Net income per diluted share decreased $4.07, to $0.26 for the fourth quarter of fiscal 2016 as compared to a $4.33 Net income per diluted share for the fourth quarter of fiscal 2015. Net income for the fourth quarter of fiscal 2015 included a $1,007 million tax benefit resulting from the reversal of the deferred tax asset valuation allowance.

Adjusted EBITDA increased $2 million, or 1.2 percent, to $169 million for the fourth quarter of fiscal 2016 as compared to $167 million for the fourth quarter of fiscal 2015. Adjusted EBITDA as a percentage of Net sales was 10.3 percent for the fourth quarter of fiscal 2016, down approximately 20 basis points from 10.5 percent for the fourth quarter of fiscal 2015.

Adjusted net income increased $35 million to $90 million for the fourth quarter of fiscal 2016 as compared to $55 million for the fourth quarter of fiscal 2015.  Adjusted net income per diluted share was $0.44 in the fourth quarter of fiscal 2016, as compared to $0.27 in the fourth quarter of fiscal 2015.

As of January 29, 2017, HD Supply’s combined liquidity of approximately $729 million was comprised of $75 million in cash and cash equivalents and $654 million of additional available borrowings (excluding $26 million of borrowings on available cash balances) under HD Supply, Inc.’s senior asset-backed lending facility, based on qualifying inventory and receivables.

Business Unit Performance

Facilities Maintenance

Full-Year Results

Net sales increased $72 million, or 2.7 percent, to $2,762 million in the full-year fiscal 2016, as compared to $2,690 million for the full-year fiscal 2015.  Adjusted EBITDA decreased $6 million, or 1.1 percent, to $523 million for the full-year fiscal 2016 as compared to $529 million for the full-year fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 18.9 percent for the full-year fiscal 2016, down approximately 80 basis points from 19.7 percent for the full-year fiscal 2015.

Fourth Quarter Results

Net sales increased $14 million, or 2.3 percent, to $620 million in the fourth quarter of fiscal 2016, as compared to $606 million for the fourth quarter of fiscal 2015.  Adjusted EBITDA decreased $4 million, or 3.9 percent, to $98 million for the fourth quarter of fiscal 2016 as compared to $102 million for the fourth quarter of fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 15.8 percent for the fourth quarter of fiscal 2016, down approximately 100 basis points from 16.8 percent for the fourth quarter of fiscal 2015.

Waterworks

Full-Year Results

Net sales increased $112 million, or 4.5 percent, to $2,622 million in the full-year fiscal 2016, as compared to $2,510 million for the full-year fiscal 2016.  Adjusted EBITDA increased $12 million, or 5.4 percent, to $234 million for the full-year fiscal 2015 as compared to $222 million for the full-year fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 8.9 percent for the full-year fiscal 2016, up approximately 10 basis points from 8.8 percent for the full-year fiscal 2015.

Fourth Quarter Results

Net sales increased $18 million, or 3.4 percent, to $551 million in the fourth quarter of fiscal 2016, as compared to $533 million for the fourth quarter of fiscal 2015.  Adjusted EBITDA increased $1 million, or 2.4 percent, to $42 million for the fourth quarter of fiscal 2016 as compared to $41 million for the fourth quarter of fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 7.6 percent for the fourth quarter of fiscal 2016, down approximately 10 basis points from 7.7 percent for the fourth quarter of fiscal 2015.

Construction & Industrial

Beginning in the fourth quarter of fiscal 2016, management combined the Home Improvement Solutions operations with Construction & Industrial. All periods presented have been revised to reflect the combined business unit.

Full-Year Results

Net sales increased $131 million, or 6.8 percent, to $2,063 million in the full-year fiscal 2016, as compared to $1,932 million for the full-year fiscal 2015.  Adjusted EBITDA increased $40 million, or 21.7 percent, to $224 million for the full-year fiscal 2016 as compared to $184 million for the full-year fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 10.9 percent for the full-year fiscal 2016, up approximately 140 basis points from 9.5 percent for the full-year fiscal 2015.

Fourth Quarter Results

Net sales increased $19 million, or 4.3 percent, to $466 million in the fourth quarter of fiscal 2016, as compared to $447 million for the fourth quarter of fiscal 2015.  Adjusted EBITDA increased $6 million, or 17.6 percent, to $40 million for the fourth quarter of fiscal 2016 as compared to $34 million for the fourth quarter of fiscal 2015.  Adjusted EBITDA as a percentage of Net sales was 8.6 percent for the fourth quarter of fiscal 2016, up approximately 100 basis points from 7.6 percent for the fourth quarter of fiscal 2015.

Fourth-Quarter Monthly Sales Performance

Net sales for November, December and January of fiscal 2016 were $526 million, $527 million and $581 million, respectively.  There were 18 selling days in November, 20 selling days in December and 23 selling days in January.  Average year-over-year daily sales growth for November, December and January was 2.3 percent, 3.6 percent and 3.4 percent, respectively.

Capital Structure Activities

On January 26, 2017, the company used cash flow from operations to repay $200 million aggregate principal of HD Supply, Inc.’s  Term B-1 Loans. As a result, the company incurred a $5 million loss on extinguishment of debt, which includes write-offs of $2 million and $3 million of unamortized original issue discount and unamortized deferred financing costs, respectively. In the fourth quarter of fiscal 2016, the ratio of Net debt(1) to Adjusted EBITDA was 4.1 times, reduced approximately 0.5 turns since fiscal year-end 2015.

Preliminary February Sales Results

Preliminary Net sales in February were approximately $535 million, which represents year-over-year average daily sales growth of approximately 6.4 percent.  Preliminary February year-over-year average daily sales growth by business was Facilities Maintenance approximately 0.2 percent, Waterworks approximately 15 percent, and Construction & Industrial approximately 5.3 percent.  There were 20 selling days in February 2017.

(1)  Net Debt: Total of Long Term debt and Current installments of long-term debt, less cash and cash equivalents.

Fiscal Year 2017 and First-Quarter 2017 Outlook

For fiscal year 2017, the company estimates end market growth of approximately 2-3 percent. The company estimates 300 basis points of sales growth in excess of the estimated market growth and operating leverage in the range of 1.5 to 2.0 times for fiscal year 2017.

For first-quarter 2017, the company anticipates Net sales to be in the range of $1,840 million to $1,890 million, Adjusted EBITDA in the range of $205 million to $220 million, and Adjusted net income per diluted share in the range of $0.60 to $0.68.  The first-quarter 2017 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 203 million.  At the mid-point of the ranges, our first-quarter 2017 Net sales and Adjusted EBITDA translate into approximately 5 percent growth and -1 percent growth, respectively, versus prior year.

The company will provide further specifics on its end market, the first-quarter 2017 outlook, and the fiscal year 2017 outlook during the fourth-quarter fiscal 2016 earnings conference call and in the earnings call presentation materials.

Fiscal 2016 Fourth-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday March 14th, 2017 at 8:00 a.m. (Eastern Time) to discuss its fourth-quarter and full-year fiscal 2016 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of Net income with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss), Adjusted net income per diluted share and Net Debt. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 530,000 customers with leadership positions in maintenance, repair and operations, infrastructure and specialty construction sectors. Through approximately 500 locations across 48 states and six Canadian provinces, the company’s approximately 14,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements and Preliminary Results

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on management’s beliefs, assumptions, and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those “Risk factors” in our annual report on Form 10-K, for the fiscal year ended January 29, 2017, filed on March 14, 2017 and those described from time to time in our, and HD Supply, Inc.’s, other filings with the U.S. Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Fiscal Year Ended
	January 29, 2017	January 31, 2016	January 29, 2017	January 31, 2016
Net Sales	$1,634	$1,584	$7,439	$7,123
Cost of sales	1,074	1,050	4,907	4,734
Gross Profit	560	534	2,532	2,389
Operating expenses:
Selling, general and administrative	398	371	1,637	1,535
Depreciation and amortization	24	27	95	108
Restructuring	(7)	5	9	9
Total operating expenses	415	403	1,741	1,652
Operating Income	145	131	791	737
Interest expense	50	83	269	394
Loss on extinguishment & modification of debt	5	—	179	100
Other (income) expense, net	—	—	—	1
Income from Continuing Operations Before Provision (Benefit) for Income Taxes	90	48	343	242
Provision (benefit) for income taxes	38	(925)	139	(1,084)
Income from Continuing Operations	52	973	204	1,326
Income (loss) from discontinued operations, net of tax	—	(102)	(8)	146
Net Income	$52	$871	$196	$1,472
Other comprehensive income (loss) — foreign currency translation adjustment	—	(4)	1	12
Total Comprehensive Income	$52	$867	$197	$1,484

Weighted Average Common Shares Outstanding (thousands)
Basic	199,888	198,276	199,385	197,011
Diluted	202,587	201,156	202,000	201,308

Basic Earnings Per Share(1):
Income from Continuing Operations	$0.26	$4.91	$1.02	$6.73
Income (loss) from Discontinued Operations	$—	$(0.51)	$(0.04)	$0.74
Net Income	$0.26	$4.39	$0.98	$7.47
Diluted Earnings Per Share(1):
Income from Continuing Operations	$0.26	$4.84	$1.01	$6.59
Income (loss) from Discontinued Operations	$—	$(0.51)	$(0.04)	$0.73
Net Income	$0.26	$4.33	$0.97	$7.31

(1)May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	January 29, 2017	January 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$75	$269
Receivables, less allowance for doubtful accounts of $13 and $13	904	872
Inventories	831	770
Current assets of discontinued operations	—	43
Other current assets	37	29
Total current assets	1,847	1,983
Property and equipment, net	303	310
Goodwill	2,869	2,869
Intangible assets, net	112	127
Deferred tax asset	556	685
Non-current assets of discontinued operations	—	20
Other assets	20	22
Total assets	$5,707	$6,016
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$532	$490
Accrued compensation and benefits	140	142
Current installments of long-term debt	14	9
Current liabilities of discontinued operations	—	30
Other current liabilities	157	200
Total current liabilities	843	871
Long-term debt, excluding current installments	3,798	4,302
Non-current liabilities of discontinued operations	—	1
Other liabilities	106	98
Total liabilities	4,747	5,272
Stockholders’ equity:
Common stock, par value $0.01; 1 billion shares authorized; 201.4 million and 200.1 million shares issued and outstanding at January 29, 2017, 2016 and January 31, 2016, respectively	2	2
Paid-in capital	3,962	3,909
Accumulated deficit	(2,969)	(3,150)
Accumulated other comprehensive loss	(15)	(16)
Treasury stock, at cost, 0.6 and 0.06 million shares at January 29, 2017 and January 31, 2016, respectively	(20)	(1)
Total stockholders’ equity	960	744
Total liabilities and stockholders’ equity	$5,707	$6,016

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Fiscal Year Ended
	January 29, 2017	January 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$196	$1,472
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	102	134
Provision for uncollectibles	6	8
Non-cash interest expense	17	23
Payment of discounts upon extinguishment of debt	(7)	(12)
Loss on extinguishment & modification of debt	179	100
Stock-based compensation expense	20	16
Deferred income taxes	129	(839)
(Gain) loss on sales of businesses, net	6	(186)
Other	(11)	(4)
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(38)	(63)
(Increase) decrease in inventories	(62)	(38)
(Increase) decrease in other current assets	3	11
(Increase) decrease in other assets	(2)	—
Increase (decrease) in accounts payable and accrued liabilities	(16)	(14)
Increase (decrease) in other long-term liabilities	(9)	(186)
Net cash provided by operating activities	513	422
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(81)	(86)
Proceeds from sales of property and equipment	32	3
Proceeds from sales of businesses	28	809
Net cash provided by (used in) investing activities	(21)	726
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	33	74
Purchase of treasury shares	(34)	(71)
Borrowings of long-term debt	1,547	287
Repayments of long-term debt	(2,631)	(1,152)
Borrowings on long-term revolver debt	689	784
Repayments on long-term revolver debt	(269)	(880)
Debt issuance and modification costs	(19)	(6)
Other financing activities	(3)	2
Net cash provided by (used in) financing activities	(687)	(962)
Effect of exchange rates on cash and cash equivalents	1	(2)
Increase (decrease) in cash and cash equivalents	$(194)	$184
Cash and cash equivalents at beginning of period	269	85
Cash and cash equivalents at end of period	$75	$269

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, Unaudited

	Facilities Maintenance	Waterworks	Construction & Industrial	Corporate	Total Continuing Operations
Three Months Ended January 29, 2017
Net sales	$620	$551	$466	$(3)	$1,634
Adjusted EBITDA	98	42	40	(11)	169
Depreciation(1) & Software Amortization	6	4	9	4	23
Other Intangible Amortization	2	—	—	1	3
Three Months Ended January 31, 2016
Net sales	$606	$533	$447	$(2)	$1,584
Adjusted EBITDA	102	41	34	(10)	167
Depreciation(1) & Software Amortization	9	3	8	4	24
Other Intangible Amortization	2	—	—	2	4
Fiscal Year Ended January 29, 2017
Net sales	$2,762	$2,622	$2,063	$(8)	$7,439
Adjusted EBITDA	523	234	224	(60)	921
Depreciation(1) & Software Amortization	29	11	33	14	87
Other Intangible Amortization	6	2	1	5	14
Fiscal Year Ended January 31, 2016
Net sales	$2,690	$2,510	$1,932	$(9)	$7,123
Adjusted EBITDA	529	222	184	(59)	876
Depreciation(1) & Software Amortization	43	11	30	14	98
Other Intangible Amortization	6	2	1	6	15

(1)         Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP and do not purport to be alternatives to Net income as a measure of operating performance. We present Adjusted EBITDA and Adjusted net income because each is a primary measure used by management to evaluate operating performance. In addition, we present Adjusted net income to measure our overall profitability as we believe it is an important measure of our performance. We believe the presentation of Adjusted EBITDA and Adjusted net income enhances investors’ overall understanding of the financial performance of our business.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude loss on extinguishment of debt, non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income is defined as Net income less Income (loss) from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt, certain non-cash, non-recurring or unusual items, net of tax.

We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income and Income from Continuing Operations, the most directly comparable financial measures under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	January 29, 2017	January 31, 2016	January 29, 2017	January 31, 2016
Net income	$52	$871	$196	$1,472
Less income (loss) from discontinued operations, net of tax	—	(102)	(8)	146
Income from continuing operations	52	973	204	1,326
Interest expense, net	50	83	269	394
Provision (benefit) for income taxes (1)	38	(925)	139	(1,084)
Depreciation and amortization (2)	26	28	101	113
Loss on extinguishment & modification of debt (3)	5	—	179	100
Restructuring charges (4)	(7)	5	9	9
Stock-based compensation	5	2	20	16
Costs related to public offerings (5)	—	—	—	1
Other	—	1	—	1
Adjusted EBITDA	$169	$167	$921	$876

(1)         During the fiscal year ended January 31, 2016, the company recorded a $1,007 million tax benefit for the reversal of substantially all of the valuation allowance on its U.S. net deferred tax assets and a $189 million tax benefit for the reduction in unrecognized tax benefits as a result of IRS and state audit settlements.

(2)         Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(3)         Represents the loss on extinguishment of debt including the premium paid to redeem the debt as well as the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(4)         Represents the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

(5)         Represents the costs expensed in connection with secondary offerings of Holdings’ common stock by certain of Holdings’ stockholders.

Adjusted Net Income

The following table presents a reconciliation of Net income and Income from Continuing Operations, the most directly comparable financial measures under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	January 29, 2017	January 31, 2016	January 29, 2017	January 31, 2016
Net income	$52	$871	$196	$1,472
Less income (loss) from discontinued operations, net of tax	—	(102)	(8)	146
Income from continuing operations	52	973	204	1,326
Plus: Provision (benefit) for income taxes (1)	38	(925)	139	(1,084)
Less: Cash income taxes	(1)	(2)	(13)	(16)
Plus: Amortization of acquisition-related intangible assets (other than software)	3	4	14	15
Plus: Loss on extinguishment & modification of debt (2)	5	—	179	100
Plus: Restructuring charges (3)	(7)	5	9	9
Plus: Costs related to public offerings (4)	—	—	—	1
Adjusted Net Income	$90	$55	$532	$351

Diluted weighted average common shares outstanding	202,587	201,156	202,000	201,308
Adjusted net income per share — diluted	$0.44	$0.27	$2.63	$1.74

(1)         During the fiscal year ended January 31, 2016, the company recorded a $1,007 million tax benefit for the reversal of substantially all of the valuation allowance on its U.S. net deferred tax assets and a $189 million tax benefit for the reduction in unrecognized tax benefits as a result of IRS and state audit settlements.

(2)         Represents the loss on extinguishment of debt including the premium paid to redeem the debt as well as the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(3)         Represents the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

(4)         Represents the costs expensed in connection with secondary offerings of Holdings’ common stock by certain of Holdings’ stockholders.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the first quarter of fiscal 2017 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.